As filed with the Securities and Exchange Commission on June 30, 2008

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

US Airways Group, Inc.
(Commission file number: 1-8444)
(Exact Name of Registrant as specified in its charter)

Delaware	54-1194634
(State of Incorporation of the registrant)	(I.R.S. Employer Identification No.)
111 West Rio Salado Parkway, Tempe, Arizona 85281
(Address of principal executive offices)
US Airways Group, Inc. 2008 Equity Incentive Plan
(Full title of the plan)

Janet Dhillon	Copy to:
Senior Vice President and General Counsel
US Airways Group, Inc.	Stacy Ingram, Esq.
111 West Rio Salado Parkway	McKenna Long & Aldridge LLP
Tempe, Arizona 82581	303 Peachtree Street, NE
(Name and address of agent for service)	Suite 5300
(480) 693-0800	Atlanta, Georgia 30308-3201
(Telephone number, including area code, of agent for service)	(404) 527-4000
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

Title Of Each		Proposed Maximum	Proposed Maximum
Class of Securities	Amount To Be	Offering Price	Aggregate Offering	Amount Of Registration
To Be Registered	Registered (1)	Per Share (2)	Price (2)	Fee (2)
Common Stock, $.01 par value per share	6,700,000	$2.41	$16,147,000	$635

(1)	US Airways Group, Inc., a Delaware corporation (the “Company”), is registering 6,700,000 shares of common stock pursuant to the US Airways Group, Inc. 2008 Equity Incentive Plan (the “Plan”). An undetermined number of additional shares may be issued, or the shares registered hereunder may be combined into an undetermined lesser number of shares, as a result of events such as stock splits, stock dividends or similar transactions pursuant to the terms of the Plan.

(2)	The offering price for these shares is estimated pursuant to Rule 457(c) and (h) of the Securities Act of 1933, as amended (“Securities Act”), solely for the purpose of calculating the registration fee and is based upon the average of the high and low prices of the Company’s common stock on June 27, 2008, as quoted on the New York Stock Exchange.

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
     The documents containing the information specified in Part I of the instructions to the registration statement on Form S-8 will be sent or given to participants in the Plan as required by Rule 428(b)(1) of the rules promulgated under the Securities Act. These documents are not being filed with the Securities and Exchange Commission (the “Commission”) as a part of this registration statement in accordance with Rule 428(b) and the Note to Part I of Form S-8.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.
     The Commission allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered part of this registration statement, and later information that we file with the Commission will automatically update and supersede this information. We incorporate by reference documents listed below and any future filings made with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until we file a post-effective amendment which indicates that all securities offered in this registration statement have been sold or which de-registers all securities then remaining unsold.
     We have filed the following documents with the Commission that are incorporated by reference as of their respective dates:
(1)	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 filed on February 21, 2008;

(2)	Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2008 filed on April 24, 2008;

(3)	Our Current Reports on Form 8-K filed on January 17, 2008, April 3, 2008, April 17, 2008 April 29, 2008, June 11, 2008 and June 12, 2008; and

(4)	The description of the Company’s common stock set forth in its Registration Statement on Form 8-A (Registration No. 001-08444) filed on September 22, 2005, including any amendments or reports filed for the purpose of updating such description.
     You may request a copy of any filings referred to above (excluding exhibits), at no cost, by contacting us at the following address:
US Airways Group, Inc.
Corporate Secretary
111 West Rio Salado Parkway
Tempe, Arizona 85281
Telephone: (480) 693-0800
ITEM 4. DESCRIPTION OF SECURITIES.
     Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.
     Not applicable.
ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
          Article VI of the Company’s Amended and Restated Certificate of Incorporation provides for the elimination of personal monetary liabilities of directors of the Company for breaches of their fiduciary duties as directors, except that, as provided by Section 102(b)(7) of the General Corporation Law of Delaware (the “DGCL”), such personal monetary liability of a director may not be eliminated with regard to any breach of the duty of loyalty, failing to act in good faith, intentional misconduct or knowing violation of law, payment of an unlawful dividend, approval of an illegal stock repurchase, or obtainment of an improper personal benefit. Such a provision has no effect on the availability of equitable remedies, such as an injunction or rescission, for breach of fiduciary duty.
          Article VII of the Company’s Amended and Restated Certificate of Incorporation provides for indemnification of directors and officers of the Company to the extent permitted by the DGCL. Section 145 of the DGCL provides for indemnification of directors and officers from and against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement reasonably incurred by them in connection with any civil, criminal, administrative or investigative claim or proceeding (including civil actions brought as derivative actions by or in the right of the Company but only to the extent of expenses reasonably incurred in defending or settling such action) in which they may become involved by reason of being a director or officer of the Company if the director or officer acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the Company and, in addition, in criminal actions, if he had no reasonable cause to believe his conduct to be unlawful. If, in an action brought by or in the right of the Company, the director or officer is adjudged to be liable for negligence or misconduct in the performance of his duty, he will only be entitled to such indemnity as the court finds to be proper. Persons who are successful in defense of any claim against them are entitled to indemnification as of right against expense actually and reasonably incurred in connection therewith. In all other cases, indemnification shall be made (unless otherwise ordered by a court) only if the board of directors, acting by a majority vote of a quorum of disinterested directors, independent legal counsel or holders of a majority of the shares entitled to vote determines that the applicable standard of conduct has been met. Section 145 also provides such indemnity for directors and officers of a corporation who, at the request of the corporation, act as directors, officers, employees or agents of other corporations, partnerships or other enterprises.
          Article VI of the Company’s Amended and Restated Bylaws requires the Company to indemnify any director or officer who was or is a party or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including any action or suit by or in our right), because such person is or was one of the Company’s directors or officers, or is or was a director or officer of the Company serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against liability or expenses reasonably incurred by the director or officer in such proceeding if such director or officer acted in good faith, in a manner reasonably believed to be in or not opposed to the Company’s bests interests, and, with respect to criminal proceedings, had no reasonable cause to believe such person’s conduct was unlawful; except that no indemnification will be made if it is determined that the director or officer was liable to the Company, unless the Court of Chancery of the State of Delaware or the court in which such action or suit was brought determines that indemnification is appropriate.
          The Company also maintains insurance for officers and directors against certain liabilities, including liabilities under the Securities Act. The effect of this insurance is to indemnify any officer or director of the Company against expenses, including, without limitation, attorneys’ fees, judgments, fines and amounts paid in settlement, incurred by an officer or director upon a determination that such person acted in good faith. The premiums for such insurance are paid by the Company.
          Under separate indemnification agreements with the Company, each officer and director of the Company is indemnified against all liabilities relating to his or her position as an officer or director of the Company, to the fullest extent permitted under applicable law.

          ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.
          Not applicable.
          ITEM 8. EXHIBITS.

Exhibit
Number	Description

4.1*	US Airways Group, Inc. 2008 Equity Incentive Plan.

5.1*	Opinion of McKenna Long & Aldridge LLP.

23.1*	Consents of KPMG LLP.

23.2*	Consent of McKenna Long & Aldridge LLP (included in its opinion filed as Exhibit 5.1 hereto).

24.1	Powers of Attorney (see signature pages to this registration statement).

*	Filed herewith
          ITEM 9. UNDERTAKINGS.
          A. RULE 415 OFFERING.
     The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
provided, however, that paragraphs (l)(i) and (1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
B. Subsequent Documents Incorporated by Reference.
          The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
C. Indemnification of Officers, Directors and Controlling Persons.
          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Tempe, State of Arizona, on June 30, 2008.

US Airways Group, Inc.
(Registrant)

By:	/s/ Derek J. Kerr

Derek J. Kerr

Senior Vice President and Chief Financial Officer

POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints W. Douglas Parker and Derek J. Kerr, and each of them, as his true and lawful attorneys-in-fact, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including any post-effective amendments) to this registration statement on Form S-8, and to file the same, with all exhibits thereto and any other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents (or any of them), or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated as of June 30, 2008.

Signatures	Title

/s/ W. Douglas Parker W. Douglas Parker	Chief Executive Officer and Chairman of the Board (Principal Executive Officer)

/s/ Derek J. Kerr Derek J. Kerr	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ Bruce R. Lakefield	Vice Chairman of the Board
Bruce R. Lakefield

/s/ Herbert M. Baum Herbert M. Baum	Director

/s/ Matthew J. Hart Matthew J. Hart	Director

/s/ Richard C. Kraemer	Director
Richard C. Kraemer

/s/ Cheryl G. Krongard	Director
Cheryl G. Krongard

Signatures	Title

/s/ Denise M. O’Leary	Director
Denise M. O’Leary

/s/ George M. Philip	Director
George M. Philip

/s/ J. Steven Whisler	Director
J. Steven Whisler

EXHIBIT INDEX

Exhibit
Number	Description

4.1*	US Airways Group, Inc. 2008 Equity Incentive Plan.

5.1*	Opinion of McKenna Long & Aldridge LLP.

23.1*	Consents of KPMG LLP.

23.2*	Consent of McKenna Long & Aldridge LLP (included in its opinion filed as Exhibit 5.1 hereto).

24.1	Powers of Attorney (see signature pages to this registration statement).

*	Filed herewith